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                                                                     EXHIBIT 2.1

                    MEMBERSHIP INTEREST ACQUISITION AGREEMENT

     AGREEMENT, dated as of December 10, 1998, among Carl Broadbent ("Broadbent"), Keith Lowy and Stephen Lowy (each a "Seller," and, together, the "Sellers") and Halo Network Management, LLC ("Halonet") and (ii) IBS Interactive, Inc., a Delaware Corporation ("IBS" or the "Buyer").

     WHEREAS, Halonet was organized pursuant to the New Jersey Limited Liability Company Act pursuant to a certificate of formation filed on February 24, 1995, as amended by a certificate of formation filed April 19, 1995 (the "Certificate of Formation"), and an operating agreement among the Sellers dated April 19, 1995 (the "Operating Agreement");

     WHEREAS, Sellers are all of the Members (as such term is defined in the Operating Agreement) of Halonet, owning, in the aggregate, all of the issued and membership interests in Halonet (as such term is defined in the Operating Agreement) (each a "Membership Interest," or, collectively, the "Membership Interests");

     WHEREAS, the Sellers and Buyer desire to combine the business of Halonet with the business IBS;

     WHEREAS, to accomplish such combination, the Sellers desire to sell, assign and transfer their respective Membership Interests to Buyer, and Buyer desires to purchase such Membership Interests from Sellers;

     WHEREAS, the admission of Buyer, as the sole member of Halonet, is subject to the unanimous consent of the Members;

     WHEREAS, the Members have unanimously decided that it is in the best interests of Halonet to combine its business with the businesses of Buyer through the sale of their Membership Interests from Sellers to the Buyer;

     NOW, THEREFOR, the parties hereto, intending to be legally bound, hereby and in consideration of the mutual covenants contained herein, agree as follows:

1.   ACQUISITION OF SELLERS' MEMBERSHIP INTERESTS; PURCHASE PRICE.

     A. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 6), Sellers shall sell, assign and transfer to Buyer all of the Membership Interest owned, respectively, by each Seller, and all of each such respective Seller's right, title and interest in and to the Membership Interest and in and to Halonet, and Buyer shall purchase, acquire and accept from the Sellers all of the issued and outstanding Membership Interests.

     B. The aggregate purchase price for all of the issued and outstanding Membership Interests shall be $1,425,000 (the "Purchase Price"), subject to adjustments as set forth in Sections 3.A and 3.B below.

2. FORM OF CONSIDERATION. The Purchase Price paid by Buyer shall consist of 219,231 shares of IBS common stock (the "Consideration") (One Million Four Hundred Twenty Five Thousand Dollars ($1,425,000) divided by $6.50 (the "Share Price")).

3.   ADJUSTMENTS.

     A. At the Closing (as defined in Section 6), $106,875 of the Purchase Price (the "First Reserved Amount"), payable in the form of up to 16,442 shares of IBS common stock (the "First Reserved Shares"), will be held in reserve by Continental Stock Transfer & Trust Company (the "Escrow Agent"). On the sixth (6th) month anniversary of the Closing (as defined in Section 6 below) (the "First Reconciliation Date"), IBS and the Sellers' Attorney-in-Fact (as defined in Section 20.L below) shall reconcile the set-offs to be deducted from the First Reserved Amount and shall jointly instruct the Escrow Agent in writing, to deliver to Sellers the number of First Reserved Shares, if any, equal to (i) the First Reserved Amount less the amount of any and all set-offs taken by IBS for uncollectible receivables which exceed the reserve for uncollectible receivables set forth on the Balance Sheet (as defined in Section 7) (ii) divided by the Share Price. Any and all accounts receivable for which a set-off has been deducted from the First Reserved Amount pursuant to this Section 3.A will be assigned by Buyer to Sellers.

     B.

          i. At the Closing (as defined in Section 6), an additional $142,500 of the Purchase Price (the "Second Reserved Amount") payable in the form of up to 21,923 shares of IBS common stock (the "Second Reserved Shares") will be held in reserve by the Escrow Agent. No later than the one (1) year anniversary of the Closing (as defined in Section 6 below) (the "Second Reconciliation Date"), IBS and the Sellers' Attorney-in-Fact (as defined in Section 20.L below) shall calculate the final dollar value of "Additional Liabilities," if any, to be deducted from the Second Reserved Amount and shall jointly instruct the Escrow Agent to deliver to Sellers the number of Second Reserved Shares, if any, equal to
               (i) the Second Reserved Amount less the amount of any and all set-offs taken by IBS for Additional Liabilities (ii) divided by the Share Price. For purposes of this Agreement, "Additional Liability" and, collectively, "Additional Liabilities," shall include any and all claims, losses, damages, expenses or liabilities, including, without limitation, reasonable attorneys', accountants' and other professional fees and costs, (collectively, the "Additional Liabilities"), which have been asserted against, sustained, suffered or incurred by the Buyer, or Buyer's respective officers, directors, shareholders and/or legal and accounting representatives, arising from or by reason of or in connection with:

               a. Any breach of the respective representations, warranties and covenants made by the Sellers herein.

               b.   The operation of Halonet before the Closing.

               c. Any taxes owed or payable by Halonet with respect to any taxable year or portion thereof ending on or before the Closing to the extent such taxes are not reflected in the reserve for taxes (if any) shown on the Balance Sheet (as defined in Section 7.H.(ii)).

               d. Any disclosed or undisclosed threatened or pending legal actions, provided, however, that with respect to disclosed legal actions, Buyer shall only have the right to set-off fifty percent (50%) of the Additional Liabilities against the Second Reserved Amount.

               e. Any other Additional Liabilities asserted against, sustained or incurred by Buyer or Halonet related to, associated with, or arising from any and all liabilities and obligations of Halonet.

               f. Additional Liabilities shall not include: (a) obligations and liabilities reserved against on the Balance Sheet or provided for in Section 3.A, (b) liabilities incurred in connection with the operation of the business of Halonet after the Closing, (c) any third party claim made on or after the first anniversary of the Closing, or (d) such Additional Liabilities for which Halonet is insured and for which Buyer has been made whole pursuant to such insurance coverage.

               ii. Within three (3) business days of Buyer knowledge of an Additional Liablility, Buyer shall provide Sellers' Attorney-in-Fact with written notice of the Additional Liability to be set-off against the Second Reserved Amount. Within five (5) business days of its receipt of such notice, Sellers' Attorney-in-Fact shall inform Buyer, in writing, whether it accepts such Additional Liability, will attempt to cure such Additional Liability or, in good faith, disputes such Additional Liability.

               iii. In the event  that  Sellers  elect to cure  such  Additional
                    Liability, Sellers shall have a period of thirty (30) days of its receipt of such notice to cure such Additional Liability; provided, however, that if notice of an Additional Liability is received by Sellers in the thirty
                    (30) day period prior to the one (1) year anniversary of the Closing (as defined in Section 6), the Sellers shall only have that number of days from the date of receipt of notice until the day prior to the one (1) year anniversary of the Closing Date (as defined in Section 6) to cure such Additional Liability.

               iv. In the event Sellers have disputed that a set-off should be taken with respect to a particular Additional Liability, and Buyer and Sellers' Attorney-in-Fact cannot reach agreement thereto, the parties agree to first submit such dispute to mediation before a duly qualified and trained mediator, as mutually selected by the parties, located in the State of New Jersey. In the event such dispute is not settled by mediation, then such dispute shall be submitted to binding arbitration in the State of New Jersey under the rules of the American Arbitration Association. The costs of any such mediation/arbitration shall be borne equally by the parties, with Sellers' costs and expenses to be set-off against the Second Reserved Amount.

4. EXCHANGE AT CLOSING. At the Closing (as defined in Section 6) Buyer shall deliver to Sellers 180,866 shares of IBS Common Stock (the "Closing Shares") in exchange for all of the Membership Interests.

5. TRANSFER OF SHARES. Each Seller agrees that each and every sale, transfer, assignment and/or encumbrance of any of the Closing Shares, the First Reserved Shares or the Second Reserved Shares (the Closing Shares, the First Reserved Shares and the Second Reserved Shares are collectively referred to herein as the "Shares"), respectively, will comply in all respects with the provisions of Rule 144 of the Securities Act of 1933, as amended. Buyer will, in a timely manner, instruct its counsel to provide an opinion of its Counsel which will permit the Rule 144 legend to be removed from a Seller's stock certificate, provided that the Seller has provided IBS, its counsel and/or its transfer agent with satisfactory proof that Seller has and will comply with the requirements of Rule 144.

6. CLOSING. The closing of the purchase and sale of Sellers' Membership Interests and the other matters contemplated by this Agreement shall take place at 10 a.m. on December __, 1998, at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP, or at such other time and place as mutually agreed upon by the parties, time being of the essence (the "Closing ").

7. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller, severally and jointly (but with respect to Paragraphs 7.A, 7.B, 7.C, 7.D, 7.Q, 7.Z and 7.AA, each of the Sellers but with respect to himself only and not with respect to any other Seller), hereby represents and warrants to Buyer as follows, and acknowledges that the Buyer is relying upon such representations and warranties, respectively, in connection with the purchase by Buyer of Sellers' Membership Interests:

     A. SELLERS' LEGAL CAPACITY; NO RESTRICTIONS. Each Seller has full legal capacity, power and authority to execute and deliver this Agreement and to perform his respective obligations hereunder. All acts required to be taken by Sellers to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Sellers in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance (as defined in Section 7.B) pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the Certificate of Organization of Halonet and all amendments thereto or its Operating Agreement, as currently amended and in effect, or (b) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which any of the Sellers or Halonet is a party or by which any of them (or any of their assets, properties, operations or businesses) may be bound, subject to or affected.

     B. OWNERSHIP. The Sellers own all of the issued and outstanding Membership Interests of Halonet. Set forth on in the disclosure letter dated even date herewith (the "Disclosure Letter") is the name, address, number and percentage interest of Membership Interest owned by each of the Sellers. Sellers are the sole registered holders and beneficial owners of the Membership Interests, free and clear of any and all Encumbrances (the term "Encumbrances" as used herein shall mean a mortgage, lien, encumbrance, security interest, restriction, pledge, options, calls, assessments, adverse claims or rights with respect to the property involved). Except as provided in the Operating Agreement, Sellers have all legal right, title and authority to transfer the Membership Interests to Buyer as contemplated hereby. The assignment, transfer and sale of the Membership Interests to Buyer in accordance with Section 1 hereof will vest in Buyer full right, title and interest in and to such Membership Interests, free and clear of any and all Encumbrances.

     C. SELLERS' INTEREST IN SIMILAR BUSINESSES. Except as set forth in the Disclosure Letter, no Seller has any financial interest in any person, firm or entity (other than Halonet) which is, or since February 24, 1995, was, directly or indirectly, engaged in any business engaged in by Halonet, or which is a party to any material agreement to which Halonet is also a party. Notwithstanding the foregoing, a Seller shall not be in violation of this Section 7.C solely by owning or investing in less than 5% of the securities of any publicly traded company.

     D. MEMBERSHIP INTERESTS. All of the Membership Interests and the holders thereof are as set forth in the Disclosure Letter. All issued Membership Interests of Halonet are duly authorized, validly issued and fully paid and non-assessable. No options, warrants or other rights for the purchase of any of the Membership Interests of Halonet or any security convertible into such Membership Interests are authorized and outstanding. Except for the Operating Agreement, there are no voting trusts or other contractual commitments or understandings with respect to the ownership, transfer and voting of the Membership Interests. There are no contracts, commitments or understandings to issue any additional Membership Interests and there are no securities or rights of any kind outstanding which are convertible into or exchangeable for any Membership Interests or other interests in Halonet.

     E. SUBSIDIARY; INVESTMENTS IN OTHERS. Halonet has no subsidiaries and does not: (i) own, directly or indirectly, any Membership Interests or membership interests of another corporation or entity; or (ii) have any interest, directly or indirectly, in any unincorporated association, partnership, joint venture or other entity, nor has Halonet made any commitment to purchase any Membership Interests of, or otherwise made any investment in, any other corporation, unincorporated association, partnership, joint venture or other entity.

     F. COMPANY EXISTENCE AND POWER. Halonet is a limited liability company duly organized and validly existing and in good standing under the laws of the State of New Jersey, the only state in which it transacts business. Halonet has the power to own, lease or operate its properties and to carry on its business as now being conducted. Sellers have furnished to Buyer true and complete copies as the same are currently in effect of (i) the Operating Agreement of Halonet and all amendments thereto, certified as true and correct by each of the Sellers, and (ii) the certificate of formation of Halonet certified by the Secretary of State or other appropriate governmental official of its jurisdiction of organization.

     G. RECORDS. The books of account, minute books and membership list, including any transfers of membership interest, of Halonet, previously delivered by Sellers to Buyer or their representatives, are complete and correct in all material respects, and there have been no material transactions involving Halonet which properly should have been set forth therein and which have not been so set forth.

     H. FINANCIAL STATEMENTS. Sellers have delivered to Buyer the following financial statements, including any notes, comments, schedules (except for prepaid insurance and fixed assets), and supplemental data therein (collectively called the "Financial Statements"), all of which have been prepared from the books and records of Halonet in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, and fairly present the financial condition of Halonet as and at their respective dates and the results of the operations of Halonet for the periods covered thereby (except its Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and normal presentation items):

          i. Compiled, internally prepared, balance sheets of Halonet at December 31, 1996 and December 31, 1997, and statements of income, cash flow and changes in members' equity for the years then ended.

          ii. Compiled, internally prepared, balance sheet of Halonet ("Balance Sheet") as at November 30, 1998 (the "Balance Sheet Date"), and compiled, internally prepared, statements of income, cash flow and changes in members' equity for the eleven months then ended ("Interim Financial Statements").

          iii. The Interim Financial Statements reflect all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties and lease purchase agreements to which Halonet is a party or by which any of its properties is bound.

          iv. Except as set forth in the Disclosure Letter, and without limiting the generality of the foregoing provisions of this
               Section 7.H, the Financial Statements have been prepared on the following bases:

               a. All fixed assets and equipment have been valued at actual cost less accumulated depreciation, and no asset has, directly or indirectly, been written up.

               b. The statements of income do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

               c. Pension, benefit and welfare plan payments and severance pay for each employee of Halonet have been paid on a current basis as of the Balance Sheet Date, on the basis of benefits customarily granted. Vacation and sick pay have not been accrued as of the Balance Sheet Date. Halonet's aggregate liability for vacation and sick pay as of the Balance Sheet Date does not exceed $10,000. All bonuses have been accrued for each employee of Halonet as of the Balance Sheet Date. All bonuses are discretionary and no employee of Halonet has any contractual rights to a bonus for any period during the fiscal year ending December 31, 1998.

               d. Transactions between Halonet and any affiliate thereof are fully disclosed therein or in the Disclosure Letter.

               e. Except as set forth in the Disclosure Letter, the accounts receivable of Halonet included in the Balance Sheet are collectible in full over the period of usual trade terms (by use of Halonet's normal collection methods), and there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such net receivables, and all such receivables are actual and bona fide receivables representing the total dollar amount thereof shown on the books of Halonet.

               f. Halonet has no liabilities, whether absolute, accrued, contingent or otherwise, except (A) as and to the extent reflected or reserved against on the Balance Sheet, and (B) those incurred in the ordinary course of business and consistent with prior practices, not in the aggregate materially adverse, since the Balance Sheet Date or otherwise disclosed in the Disclosure Letter. There are no facts or circumstances existing on the date hereof, which could be reasonably likely to result in the occurrence of any such liability.

     I. TAXES, TAX RETURNS. All federal, state, local and foreign income, excise, property, sales and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by Halonet and by any other person, firm or corporation which will or may be liabilities of Halonet, for all periods ending on or before the Balance Sheet Date, have been paid in full, or have been fully reserved against on the Balance Sheet. Halonet has filed all federal, state, local and foreign income, excise, property, sales, withholding, social security, information returns and other tax returns, reports and related information ("Returns") required to have been filed by it prior to the date hereof, and no extensions of the time for filing a Return is presently in effect. The Returns that have been filed have been accurately prepared and have been duly and timely filed. Halonet is not and has never been a member of any affiliated group filing a consolidated tax return. None of Halonet's Returns have been examined by any governmental or other authority exercising any taxing or tax regulatory authority for any fiscal years or periods since it came into business. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return, or payment of any tax, governmental charge, assessment, deficiency, penalties, fines or interest by Halonet. There is no action, suit, proceeding, investigation or claim now threatened or pending against Halonet in respect of taxes, governmental charges or assessments, or any matter under discussion with any governmental or other taxing authority relating to taxes, governmental charges or assessments asserted by any such authority.

     J. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, Halonet has not:

          i. Issued, delivered or agreed to issue or deliver any Halonet membership interest or other Company securities, or granted or agreed to grant any options (including employee options), warrants or other rights for the issue thereto except as contemplated herein;

          ii. Borrowed or agreed to borrow any funds in excess of the amount thereof shown on the Balance Sheet;

          iii. Incurred  any   obligation  or  liability,   absolute,   accrued,
               contingent or otherwise, whether due or to become due, except current liabilities for trade obligations due to third parties incurred in the ordinary course of business and consistent with prior practice;

          iv. Discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities not in excess of $1,500 incurred since the Balance Sheet Date in the ordinary course of business and consistent with prior practice;

          v. Sold, transferred, leased to others or otherwise disposed of any assets, except for inventories sold for fair consideration in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

          vi. Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or might reasonably be expected to have, a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations or prospects;

          vii. Reduced its inventories or supplies below normal and adequate levels for the continuation of business in the usual course;

          viii.Encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or any other labor trouble other than routine grievance matters none of which is material, or had any material change in its relations with its employees, agents, customers or suppliers;

          ix. Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

          x. Except as set forth in the Disclosure Letter, made any accrual or arrangement for any payment or any bonus, or any severance or termination pay to (a) any present or former officer or employee who is or was receiving compensation at an annual rate in excess of $10,000; or (b) any person, firm or corporation which is or was furnishing professional or consulting services to Halonet;

          xi. Increased the rate of compensation payable or to become payable by it to any of its directors, officers or employees who is or was receiving compensation at an annual rate in excess of $10,000; entered into an employment agreement or amended any employment agreement for any such person; or made any material increase in any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer or employees;

          xii. Except as set forth in the Disclosure Letter, declared or made, or agreed to declare or make, any payment of distributions of any assets of any kind whatsoever to any Seller or any affiliate of any Seller, or purchased or redeemed, or agreed to purchase or redeem, any of its membership interests, or made or agreed to make any payment to any Seller or any affiliate of any Seller, whether on account or with respect to long-term debt, management fees or otherwise;

          xiii.Suffered any other change,  event or condition which, in any case or in the aggregate, has had or is reasonably expected to have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations, business or prospects; or,

          xiv. Entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses.

     K. TITLE TO PROPERTIES. Set forth in the Disclosure Letter is a description of all real property owned by Halonet or in which Halonet has a leasehold or other interest or which is used by Halonet in connection with the operation of its business, together with a description of each lease, sublease, license or any other instrument under which Halonet claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Halonet has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Halonet has good and marketable title to all its properties and assets, including, without limitation, those reflected in its books and records and in the Balance Sheet except (a) inventory sold for fair consideration or consumed after the Balance Sheet Date in the ordinary course of business, and (b) assets no longer used or useful in the conduct of its business which in the aggregate do not have a fair market value in excess of $3,000, the sale of which does not conflict with or constitute a breach of the representations, warranties or provisions of this Agreement. None of the properties and assets of Halonet are subject to any Encumbrance or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except for (i) those which are set forth in the Balance Sheet as securing specific liabilities, or (ii) as set forth in the Disclosure Letter. All the properties and assets owned, leased or used by Halonet are in good operating condition and repair, are suitable for the purposes used, and are adequate and sufficient for all current operations, and meet all applicable laws, rules and regulations relating to such property. All leases are in full force and effect and true and complete copies of all leases have been delivered to the Buyer or their representatives.

     L. PERMITS AND LICENSES; COMPLIANCE WITH LAW. All licenses, permits, authorizations, variances, exemptions, orders and approvals from federal, state, local and foreign governmental and regulatory bodies held or, to the best of Sellers' knowledge, required to be held by
          Halonet in connection with its ownership and lease of real and personal property and the operation of its business have been obtained. Halonet is in compliance in all material respects with the terms of such licenses, permits, authorizations, variances, exemptions, orders and approvals held by it or applicable to it and with all material requirements, standards and procedures of the federal, state, local and foreign governmental or regulatory bodies which issued them. Except as set forth in the Disclosure Letter, Halonet is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, codes, regulations, orders, requirements and standards of procedures which are applicable in any material respect to its business. The Disclosure Letter includes, to the extent that any of the following exists: (i) a list of each adjudged violation; and (ii) a list of each asserted violation, notice of inspection, inspection report or any other written report (excluding Returns) delivered by any governmental or regulatory agency to Halonet or delivered by Halonet to any governmental or regulatory agency relating to enforcement of or compliance with any of such laws, ordinances, codes, regulations, orders, requirements, standards and procedures material to Halonet. Except as set forth in the Disclosure
          Letter: (i) Halonet has complied with all existing federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations as presently conducted, and neither the ownership nor use of Halonet's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term or provision of (a) the certificate of organization or Operating Agreement of Halonet, as presently in effect, or (b) any mortgage, indenture, deed of trust or material Encumbrances, lease, license or agreement or any law, ordinance, rule, regulation, order, judgment or decree to which Halonet is a party or by which it or any of its properties, assets or operations may be bound or affected or which might materially adversely affect any such properties, assets or operations; and (ii) Sellers do not know of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of Halonet and which might materially adversely affect its properties, assets, operations or prospects, either before or after the Closing. Without limiting the generality of the foregoing, to the best knowledge and belief of Sellers, neither Sellers, Halonet nor any manager, employee or agent of Halonet has, directly or indirectly, made, promised to make, or authorized the making of, an offer, payment or gift of money or anything of value to any government official, political party or employee, agent or fiduciary of a customer, to obtain a contract for or to influence a decision in favor of Halonet where such offer, payment or gift was or would be, if made, in violation of any applicable law, nor have they maintained cash or anything of value, in an account or otherwise, not properly and accurately accounted for on the books and records of Halonet for this purpose.

     M. CONTRACTS WITH CUSTOMERS AND OTHERS. None of the customers or other persons which are parties to any agreements to which Halonet is a party has notified Halonet of any intention to terminate its contract or arrangement for service, as a result of the transactions consummated hereby or otherwise.

     N. PRODUCT WARRANTIES AND GUARANTEES. Except with respect to product warranties or guarantees of any nature described in the Disclosure Letter and provided by Halonet in the ordinary course of business, Halonet is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation.

     O. MATERIAL AGREEMENTS; VALIDITY; NO DEFAULT. Set forth in the Disclosure Letter are descriptions of: (i) all acquisition agreements pursuant to which Halonet has any continuing obligation, and any claims by parties other than Halonet with respect thereto; (ii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Halonet is a party relating to the sale or furnishing by it of goods or services where the consideration for such sale is $5,000 or more, in any single case, any claims by parties other than Halonet with respect thereto, and any express product guarantees or warranties made by Halonet relating to its goods or services; (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Halonet is a party relating to the purchase by it of goods or services where the consideration for such purchase is $5,000 or more, in any single case, and any claims by Halonet with respect thereto; and (iv) all contracts, agreements and commitments not yet fully performed, pursuant to which Halonet will acquire the business or any substantial portion of the assets of any other person, firm or corporation. All the contracts, agreements, leases, licenses and commitments required to be listed in the Disclosure Letter are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. Except as set forth in the Disclosure Letter, there is not under any such contract, agreement, lease, license or commitment (a) any existing material default by Halonet or any event which, after notice or lapse of time, or both, would constitute a material default by Halonet or result in a right to accelerate by any other person or a loss of any rights of Halonet and (b) any default by any other person, or any event which, after notice or lapse of time, or both, would constitute a default by any such person or result in a right to accelerate by Halonet or a loss of any rights of any such person. Halonet is not a party to or bound by any contract, agreement, lease, license or commitment which, upon performance, is reasonably expected to result in any loss or liability to Halonet. True and complete copies of all contracts, agreements, leases, licenses, commitments and other documents set forth in the Disclosure Letter (together with any and all amendments thereto) have been delivered to Buyer or its representatives.

     P. INTELLECTUAL PROPERTY. Set forth in the Disclosure Letter is a description of all software licenses, patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, copyrights and copyright registrations, and applications therefor of Halonet (the "Intellectual Property"). Except as set forth in the Disclosure Letter, Halonet owns or possesses the royalty-free license or other right to use all Intellectual Property which are listed in the Disclosure Letter or which are necessary to conduct its business as presently operated without conflict with or infringement upon any valid rights of others. No person, firm, corporation or other entity is entitled to restrain Halonet from using any such copyright, trademark, service mark, service name, trade name, domain names or patent. Halonet has not received any notice claiming that it is infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, domain name, patents, patent rights, licenses or trade secrets owned by any person, firm, corporation or other entity. Except as set forth in the Disclosure Letter, there are no outstanding options, licenses or agreements of any kind with respect to the Intellectual Property. None of the Sellers or Halonet's employees or any affiliate thereof have any interest in any Intellectual Property.

     Q. CONSENTS. No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Halonet or Sellers, (i) in order for this Agreement to constitute legal, valid and binding obligations of Sellers or to authorize or permit the consummation by Sellers of the transactions contemplated hereby and thereby or (ii) under or pursuant to any governmental or quasi-governmental permits, licenses, consents authorizations or approvals held by or issued to Halonet (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or the consummation of the transactions contemplated hereby.

     R. RECEIVABLES. All receivables of Halonet (including loans receivable and advances) other than accounts receivable which are reflected in the Balance Sheet, and all such receivables which have arisen since the Balance Sheet Date, constituted and will constitute only valid claims against third parties not affiliated with the Company, arising only from bona fide transactions in the ordinary course of business and shall be (or have been) fully collected or collectible when due in accordance with the usual terms customarily utilized by Halonet without resort to litigation and without defense, offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed in a manner consistent with prior practice as reflected on the Balance Sheet. Sellers have delivered to Buyer an aging schedule for the accounts receivable of Halonet at the Balance Sheet Date.

     S. LITIGATION. Except as set forth in the Disclosure Letter, there is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, or any order, decree or judgment in progress, pending or in effect, or threatened against or relating to Halonet, its properties, assets, business or membership interests or other securities, or the transactions contemplated by this Agreement, and Sellers do not know of any basis of the same. Except as set forth in the Disclosure Letter, there is no continuing order, injunction or decree of any court, arbitrator or governmental authority to which Halonet is a party or by which Halonet or its assets, properties, business or its membership interests is bound.

     T. EMPLOYEE PLANS. Set forth in the Disclosure Letter are descriptions of all Employee Plans (as defined below), the financial and actuarial condition of such plans, the extent to which they are funded, and the actuarial assumptions utilized in calculating the financial condition thereof. "Employee Plans" means all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock options, bonus or other incentive plans, severance plans, or other employee benefit plans or arrangements, whether or not funded, covering any of Halonet's current or former officers, employees, directors or consultants or to which Halonet is a party or bound or otherwise may have any liability to any person (including any such plan formerly maintained or in connection with which Halonet may have any liability to any person after the Closing, and any such plan which is a multi-employer plan. No Employee Plan fails to comply in full with applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, in such a manner as to constitute, in the aggregate, a material adverse event. Complete and correct copies of all determination letters issued by the Internal Revenue Service relating to any qualified plans under Section 401(a) of the Internal Revenue Code have previously been delivered to Buyer. No facts or circumstance, including, without limitation, any "reportable events" as defined in ERISA and the regulations promulgated under ERISA, exist in connection with such plans which constitute, in the aggregate, a material adverse event, or which might constitute grounds for the termination of any such plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, nor does any such plan have any funding deficiency.

          Halonet has complied with and performed in all material respects all contractual obligations required by it to be performed with respect to any Employee Plan or any related trust agreement or insurance contract. All contributions and other payments required to be made by Halonet to any Employee Plan prior to the date hereof has been made. Halonet has not communicated generally to its employees regarding any material increases of benefit levels (or creation of material new benefits) with respect to any Employee Plan beyond those reflected in the current Employee Plans.

          Halonet has not participated in or incurred an obligation to contribute to any Multiemployer Plan (as defined in Section 3(37) of ERISA) or incurred or been notified of any withdrawal liability in respect of any such plan.

     U. INSURANCE. Set forth in the Disclosure Letter is a description of all fire, theft, casualty, liability and other insurance policies insuring Halonet, all performance bonds, customs bonds and the like maintained by, or for the benefit of, Halonet, and all life insurance policies maintained for any of its employees, specifying with respect to each such policy or bond the name of the insurer or issuer, the risk insured against or covered thereby, the limits of coverage, the deductible amount (if any), the premium rate or cost and the date through which coverage will continue by virtue of premiums already paid. Halonet maintains adequate insurance coverage for all normal risks incident to Halonet's assets, properties and business operations. Such insurance will continue to be in force as of the Closing.

     V. DISCLOSURE. No representation or warranty by Sellers or Halonet contained in this Agreement, and no information contained in any other instrument furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

     W. BANK ACCOUNTS. Set forth in the Disclosure Letter is the name of each bank or other financial institution in which Halonet has an account or safe deposit box or vault arrangement and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from Halonet and a summary of the terms thereof.

     X. EMPLOYEE MATTERS. The Disclosure Letter sets forth (i) the name of each employee of Halonet; the amount paid to him for services rendered during the calendar years 1996 and 1997; the current annual rate of his compensation; a list of all written contracts of employment of Halonet and all consulting agreements with Halonet and the terms thereof; (ii) all collective bargaining or other labor agreements, if any, to which Halonet is a party; all affirmative action plans or other such plans in effect since February 24, 1995; (iii) all union organizing efforts conducted or being conducted or threatened with respect to employees of Halonet; all labor-related work stoppages experienced by Halonet since February 24, 1995; and (iv) all reports filed since February 24, 1995 with governmental agencies relating to equal employment opportunities and employment of protected minorities (including women and persons over age 40); all decisions rendered by governmental agencies (including Courts and the Equal Employment Opportunity Commission) with respect to claims or complaints filed alleging unlawful, discriminating employment practices; and all such claims or complaints now pending; and, (v) the managers of Halonet now in office. Other than as set forth in the Disclosure Letter, Halonet has no employment agreements with any of its employees other than At-Will employment agreements that give Halonet the right to terminate at any time any such employee without notice or cause.

     Y. FINDERS' AND BROKERS' FEES. Neither Sellers nor Halonet, nor anyone on behalf of any such persons, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Sellers agree to pay any and all fees due any broker retained by Seller whether or not any such broker introduced Buyer to Sellers or participated in the transaction contemplated hereby in any other manner.

     Z. NON-COMPETITION. For a period of three (3) years commencing on the date of the Closing, Sellers will not, directly or indirectly, in the United States or in any foreign country in which Buyer is then marketing its products or services, engage in or own, control or have an interest in (except as a passive investor in publicly held companies and except for investments held at the date hereof) or act as an officer, director, or employee of, or consultant or adviser to, any person, firm, corporation or institution that directly or indirectly derives a substantial portion of its revenue from the provision of: computer network integration, consultation, support or management services; web design, development, programming or hosting services; and/or Internet access services, to third parties

     AA.  INVESTMENT INTENT.

          i. Each certificate representing the Shares shall be imprinted with a legend in substantially the following form:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN SOLD IN RELIANCE UPON EXEMPTIONS THEREFROM. THESE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION COVERING THESE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED
          THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE ACQUISITION AGREEMENT, DATED AS OF DECEMBER 10, 1998 AND AS AMENDED AND MODIFIED FROM TIME TO TIME BETWEEN THE ISSUER (THE "COMPANY") AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST WITHOUT CHARGE.

          ii. Each Seller, respectively, is acquiring the Shares for his, her or its own account, for investments purposes and not with a view to or for sale in connection with, any distribution of such Shares or any part thereof.

          iii. Each Seller, respectively, is (a) an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, or (b) is an investor experienced in the valuation of businesses similar to IBS, and
               (c) is able to fend for him, her or its self in the transactions contemplated by this Agreement, and (d) has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, and (e) has the ability to bear the economic risks of this investment, (f) has had access to and has received such information regarding Buyer as is specified in subparagraph
               (b)(2) of Rule 502 promulgated under the Securities Act of 1933, as amended, and (g) without in any way limiting the Buyer's right or ability to rely on the representations and warranties made by Sellers in or pursuant to this Agreement, have been afforded prior to the Closing the opportunity to ask questions of, and to receive answers from, IBS and to obtain any additional information, to the extent IBS has such information or could have acquired it without unreasonable expense, all as necessary for each of Sellers, respectively, to make an informed investment decision with respect to the purchase of the Shares.

          iv. Each Seller, respectively, understands and acknowledges that (a) the Shares to be sold and issued hereunder are unregistered and may be required to be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended, or an exemption from such registration is available; (b) IBS is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to the Shares; and (c) Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), which provides for certain limited sales of unregistered securities, is not presently available with respect to the Shares.

          v. Each Seller, respectively, acknowledges that the representations and warranties of Buyer in this Agreement or documents provided for herein represent the sole and exclusive representations and warranties of Buyer to the Sellers in connection with the transactions contemplated hereby, and each of the respective
               Sellers understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of IBS) are specifically disclaimed by Buyer.

     BB. PERFORMANCE OF OBLIGATIONS. All covenants, agreements and obligations required by this Agreement to be performed or complied with by Sellers and/or Halonet have been performed or complied with in all material respects.

     CC. TRANSACTIONS IN IBS STOCK. Prior to the Closing, Sellers have not, directly or indirectly, effectuated or caused to be effectuated, purchases or sales of IBS' common stock.

     DD. HALONET'S LEGAL CAPACITY; NO RESTRICTIONS. Halonet has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action required to authorize Halonet to enter into this Agreement and to carry out the transactions contemplated hereby has been properly taken; and this Agreement constitutes the legal, valid and binding obligation of Halonet, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement\ by Halonet in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the Halonet's Certificate of Formation or Operating Agreement, as currently amended and in effect or (b) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Buyer is a party or by which it (or any of its assets, properties, operations or business) may be bound, subject to or affected.

     EE. VALIDITY. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary limited liability company and Member actions. This Agreement has been duly executed and delivered by a duly authorized manager of Halonet and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Halonet and Sellers enforceable against Halonet and Sellers in accordance with its terms.

8. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to each of Sellers, as follows:

     A. ORGANIZATION AND STANDING. IBS is a corporation duly organized and validly existing and in good standing under the law of the State of Delaware.

     B. LEGAL CAPACITY; NO RESTRICTIONS. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action required to authorize Buyer to enter into this Agreement and to carry out the transactions contemplated hereby has been properly taken; and this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the Buyer's certificate of incorporation or by-laws, as currently amended and in effect or (b) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Buyer is a party or by which it (or any of its assets, properties, operations or business) may be bound, subject to or affected.

     C. COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Buyer has complied with all existing material federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted, and neither the ownership nor use of Buyer's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term or provision of its (i) certificate of incorporation or by-laws, as presently in effect, or (ii) any mortgage, indenture, deed of trust or material Encumbrances, lease, license or agreement or any law, ordinance, rule, regulation, order, judgment or decree to which Buyer is a party or by which it or any of its properties, assets or operations may be bound or affected or which might material adversely affect any such properties, assets or operations. Without limiting the generality of the foregoing, to the best knowledge and belief of the Buyer, neither the Buyer nor any of its officers, directors, employees or agents has, directly or indirectly, made, promised to make, or authorized the making of, any offer, payment or gift of money or anything of value to any governmental official, political party or employee, agent or fiduciary of a customer, to obtain a contract for or to influence a decision in favor of Buyer where such offer, payment or gift was or would be, if made, in violation of any applicable law, nor has it maintained cash or anything of value, in an account or otherwise, not properly or accurately accounted for on the respective books and records of Buyer for this purpose.

     D. DISCLOSURE. None of the respective representations or warranties by the Buyer contained in this Agreement, and no information contained in any other instrument furnished or to be furnished by Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     E. INVESTMENT INTENT. Buyer is acquiring the Membership Interests for its own account for investment, and not with a view to the resale or distribution thereof.

     F. FINDERS' AND BROKERS' FEES. Neither IBS nor anyone on behalf of IBS has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLERS. All statements contained in this Agreement and any document, certificate or other instrument delivered by or on behalf of Sellers and/or Halonet pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties, covenants and agreements made by Sellers. Each statement, representation, warranty, covenant and agreement made or deemed made by Sellers and/or Halonet shall survive the Closing for a period of 24 months. The statements, representations, warranties, covenants and agreements made or deemed made by Sellers in this Agreement shall not be affected or deemed waived by reason of the fact that Buyer or their representatives should have known that any such representation, warranty, covenant or agreement is or might be inaccurate in any respect unless Sellers can demonstrate that Buyer or their representatives had actual (and not merely constructive) knowledge that any such representations, warranty, covenant or agreement is inaccurate in such respect. Any furnishing of information to Buyer by Sellers pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of Sellers or Halonet to which Buyer shall have access or any information obtained by, or made available to, Buyer as a result of any investigation made by or on behalf of Buyer prior to or after the date of this Agreement, shall not affect Buyer's right to rely on any statement, representation, warranty, covenant or agreement made or deemed made by Sellers in this Agreement and shall not be deemed a waiver thereof unless Sellers can demonstrate that Buyer or its representatives had actual (and not merely constructive) knowledge that any such statement, representation, warranty, covenant or agreement is inaccurate in such respect.

10. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The purchase by Buyer of the Sellers' Membership Interests is subject to the conditions set forth in this Section 10 for the exclusive benefit of Buyer to be fulfilled at or prior to the Closing. Buyer may, however, waive the fulfillment of any of these conditions, either before or after the Closing, but any waiver, to be binding upon Buyer, must be by a writing duly executed by it. Sellers shall use commercially reasonable efforts to cause each condition to be fulfilled.

     A. REPRESENTATIONS. All representations and warranties of Sellers and/or Halonet contained in this Agreement, the Disclosure Letter or in any other document, certificate or other instrument delivered by or on behalf of Sellers and/or Halonet pursuant to this Agreement or in connection with the transactions contemplated hereby are true and correct in all material respects.

     B. PERFORMANCE OF AGREEMENTS. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Sellers and/or Halonet at or prior to the Closing have been duly and properly performed or fulfilled in all material respects.

     C. NO ADVERSE CHANGE. There have been no material adverse change in the assets, liabilities, financial condition or business (financial or otherwise) of Halonet from that shown or reflected in the Interim Financial Statements. There shall not have occurred an event which, in the reasonable opinion of Buyer, materially and adversely affects or may materially or adversely affect the operations, business or prospects of Halonet.

     D. DOCUMENTS. All documents required to be delivered to Buyer at or prior to the Closing have been duly delivered.

     E. OPINION OF SELLERS' COUNSEL. Buyer's receipt of an opinion of Sellers' counsel, dated the date of the Closing, substantially in the form attached as Exhibit C.

     F. NO LITIGATION. No action or proceeding is pending or threatened by any person, firm, corporation, or governmental authority which questions, or seeks to enjoin or prohibit: (a) the purchase and sale of the Sellers' Membership Interests and the other transactions contemplated by this Agreement or (b) the right of Halonet to conduct its operations and carry on its business in the normal course and in accordance with past practice.

     G. NO LEGISLATION. No legislation (whether by statute, regulation or otherwise) has been enacted or introduced subsequent to the date of this Agreement which, in the reasonable opinion of Buyer, materially and adversely affects or may materially and adversely affect the operations, business or prospects of Halonet.

     H. EMPLOYMENT AGREEMENTS. Receipt of executed employment agreements, in form acceptable to Buyer, for Stephen Carelli, Ray Grant and Michael Oster.

     I. CONSULTING AGREEMENTS. Receipt of executed consulting agreements, in form acceptable to Buyer, for Keith Lowy, Stephen Lowy and Carl Broadbent.

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. The sale of Membership Interests by Sellers is subject to the conditions set forth in this Section 11 for the exclusive benefit of Sellers to be fulfilled at or prior to the Closing. Sellers may, however, waive the fulfillment of any of these conditions, either before or after the Closing, but any waiver, to be binding upon Sellers, must be by a writing executed by, or on behalf of, them. Buyer shall use commercially reasonable efforts to cause each condition to be fulfilled.

     A. REPRESENTATIONS. All representations and warranties of Buyer in this Agreement or in any other document, certificate or other instrument delivered by or on behalf of Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby are true and correct in all material respects.

     B. PERFORMANCE OF AGREEMENTS. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Buyer at or prior to the Closing have been duly and properly performed or fulfilled in all material respects.

     C. DOCUMENTS. All documents required to be delivered to Sellers at or prior to the Closing have been duly delivered.

12. DELIVERY BY SELLERS AT THE CLOSING. At the Closing, and subject to the terms and conditions set forth herein, Sellers shall deliver to Buyer:

     A. Certificates or other indicia of ownership evidencing all of the outstanding Membership Interests, together with such instruments as Buyer may reasonably request to effect the sale, transfer and assignment of the Membership Interests from Sellers to the Buyer.

     B.   Executed employment agreements for Carelli, Grant and Oster.

     C. Executed consulting agreements for Keith Lowy, Stephen Lowy and Carl Broadbent.

     D.   The Disclosure Letter.

     E.   The opinion of Buyer's counsel.

     F. A letter in the form of an "Audit Letters," acceptable to Buyer, from the respective law firms handling any threatened or pending legal matter set forth in the Disclosure Letter.

     G.   Such additional items as Buyer may reasonably request.

13. DELIVERY BY BUYER AT THE CLOSING. At the Closing, and subject to the terms and conditions set forth herein, Buyer shall deliver to Sellers:

     A.   The Closing Shares.

     B. An opinion of Sellers' counsel, dated the date of the Closing, concerning the due authorization of the Consideration and the issuance of the Closing Shares.

     C.   The escrow agreement (the "Escrow Agreement").

     D.   Such additional items as Sellers may reasonably request.

14. EXPENSES. Buyer shall bear and pay the legal, accounting and other expenses of Buyer associated with the consummation of the transactions contemplated hereby. Halonet shall bear and pay the legal, accounting and other expenses of Halonet associated with the consummation of the transactions contemplated hereby. Each Seller shall bear and pay his legal, accounting and other expenses associated with the consummation of the transactions contemplated hereby.

15. BUYER INDEMNIFICATION. Buyer shall indemnify and hold harmless the Sellers and their respective heirs, executors and legal representatives ("Seller Indemnitees") from and against any losses, damages, expenses or liabilities, including, without limitation, reasonable attorneys', accountants and other professional fees, which may be sustained, suffered or incurred by any of the Seller Indemnitees arising from or by reason of or in connection with any breach of the representations, warranties or covenants made by Buyer herein. This indemnity shall survive the Closing; provided, however, that any claim for indemnity hereunder must be presented to the Buyer within twelve (12) months of the Closing. The liability of Buyer pursuant to this Section 14 shall be limited to the aggregate purchase price of the purchased Membership Interests.

16. PUBLICITY. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or otherwise publicize the execution and delivery of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written approval of the form and content of such press release or publicity by the Buyer or Sellers, as applicable; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its best efforts to advise the other party prior to making such disclosure).

17.  NOTICES.

     A. Any and all notices, requests, demands, consents, approvals or other communications required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, postage pre-paid; or by telecopier or other electronic means, as follows:

                           If to Buyer:

                           IBS Interactive, Inc.
                           2 Ridgedale Avenue, Suite 350
                           Cedar Knolls, New Jersey 07927
                           Attention: Nicholas Loglisci, Jr., President

                           with a copy to:

                           Brian W. Seidman, Esq.
                           600 Third Avenue
                           New York, New York 10016

                           If to Sellers:

                           Keith Lowy
                           Attorney-in-Fact
                           1924 Heck Avenue
                           Neptune, NJ 07753

                           with a copy to:

                           Greenbaum, Rowe, Smith, Ravin, Davis & Himmel 99 Wood Avenue South
                           Ibelin, NJ  08830
                           Attn: Alan E. Davis

     B. Any party hereto may change its address for the purpose of this Agreement by notice to the other parties given as aforesaid.

18.  MISCELLANEOUS.

     A. ENTIRE AGREEMENT; AMENDMENT. This Agreement together with the Exhibit attached hereto and made a part hereof and the other documents delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof and the transactions contemplated hereby and supercede any prior oral or written understanding or agreement of the Sellers and Buyer with respect thereto. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

     B. SEVERABILITY. In the event that any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction for any reason, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     C. NO WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     D. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its successors and assigns. Except as hereafter provided, this Agreement shall not be assigned by either Buyer or Sellers and any attempted assignment shall be void.

     E. PERSONS HAVING RIGHTS UNDER THIS AGREEMENT. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement contemplated hereby. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

     F. HEADINGS. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles or sections.

     G. GOVERNING LAW. THE PARTIES CONSENT TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN ANY COURT, FEDERAL OR STATE, WITHIN THE STATE OF NEW JERSEY, HAVING SUBJECT MATTER JURISDICTION IN THE MATTER. THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     H. FURTHER ASSURANCES. Sellers and Buyer shall cooperate and take such actions and execute and deliver such other documents, at or prior to the Closing or subsequent thereto as may be reasonably requested by any other party hereto in order to carry out this Agreement and the transactions contemplated thereby.

     I. COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

     J. RIGHTS AND REMEDIES. All rights, powers and remedies afforded to a party under this Agreement, by law or otherwise, shall be cumulative (and not alternative) and shall not preclude assertion or seeking by a party of any other rights or remedies.

     K. CERTAIN DEFINITIONS. As used herein, the word "person" shall include an individual and entity of any kind.

     L. ATTORNEY-IN-FACT. Each Seller hereby appoints Keith Lowy as such Seller's attorney-in-fact and representative, to do any and all things and to execute any and all documents, in such Seller's name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, amending, canceling, extending or waiving any term of this Agreement, to bring claims for and defend claims against liabilities and Additional Liabilities pursuant to the terms of this Agreement and to enter into settlement negotiations and to settle claims thereunder, and to accept notices pursuant to Section 19 of this Agreement. Each of the other parties hereto shall be entitled to rely, as being binding upon each Seller, upon any document reasonably believed by it to be genuine and correct and to have been signed by the attorney-in-fact, and no other party shall be liable to any Seller for any action taken or omitted to be taken by it on such reliance.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED THE DAY AND YEAR FIRST ABOVE WRITTEN.



/s/ Keith Lowy               /s/ Stephen Lowy            /s/ Carl Broadbent
-----------------------     -----------------------     -----------------------
KEITH LOWY                  STEPHEN LOWY                CARL BROADBENT


HALO NETWORK MANAGEMENT, LLC                     IBS INTERACTIVE, INC.



By:/s/ Keith Lowy                                By:/s/ Nicholas Loglisci, Jr.
   ------------------------------                   ---------------------------
   Name: Keith Lowy                                 Nicholas Loglisci, Jr.
   Manager                                          President